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                                                                  EXHIBIT 10.1.F


                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") amends that certain EMPLOYMENT AGREEMENT by and between CLINTRIALS RESEARCH INC., a Delaware corporation ("Employer"), and PAUL J. OTTAVIANO ("Employee") dated as of January 1, 1998 (the "Employment Agreement") and is entered into between Employer and Employee this ____ day of _____________, 2000.

         WHEREAS, the parties wish to amend the Employment Agreement as set forth below;

         IT IS, ACCORDINGLY, AGREED AS FOLLOWS:

         1. Section 2 of the Employment Agreement is amended to read in its entirety as follows:

                           2. Term. The term of this Agreement shall be for a
                  period commencing on January 1, 1998 and ending December 31, 1998, except that the provisions of Section 8 and 9 will survive the expiration or earlier termination of this Agreement. This Agreement shall be automatically renewed for additional and successive one (1) year periods unless either party provides ninety (90) days notice prior to any anniversary date of its intent not to renew this Agreement (the initial term and any and all renewal terms each being a "Period of Employment"). Employee will continue to be paid full pay and benefits during this ninety (90) day period. In the event Employer elects not to renew this Agreement upon any such anniversary date, Employee will be entitled to receive a severance payment in an amount equal to Employee's base monthly compensation (not including incentive compensation) at the time of non-renewal multiplied by eighteen (18), payable in a lump sum, and all unvested stock options shall become fully vested and shall remain exercisable for the remainder of the stated term of such stock options, regardless of whether the Employee continues to be employed by the Employer.

         2. Section 7c. of the Employment Agreement is amended to read in its entirety as follows:

                           c. Termination by Employer for Other Than Cause.
                  Employer may terminate the employment of Employee at any time upon written notice to the Employee. In such event, Employee shall be paid the amount of any unpaid salary earned by the Employee up to and including the date of such Termination by Employer, an amount equal to Employee's then current monthly base salary multiplied by eighteen (18), payable in a lump sum and any unpaid vacation pay earned by him up to and including the date of such





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                  Termination by Employer. Also for an eighteen (18) month
                  period from effective date of Termination by Employer, Employer shall continue to make the employer contributions necessary to maintain the Employee's coverage pursuant to all benefit plans provided to the Employee by the Employer immediately prior to such Termination by Employer; and Employer shall deduct from payments payable to the Employee pursuant to this Section the amount of any employee contributions necessary to maintain such coverage, and Employee shall continue to be bound by the provisions of Sections 8 and 9 hereof and all unvested stock options shall become fully vested and shall remain exercisable for the remainder of the stated term of such stock options, regardless of whether the Employee continues to be employed by the Employer.

         3. Section 7f. of the Employment Agreement is amended to read in its entirety as follows:

                           f. Failure to Renew. If Employer gives Employee
                  notice as provided in Section 2 of its election not to renew this Agreement, Employee's employment shall terminate upon the anniversary date. In such event, Employee shall be paid the amount of any unpaid salary earned by the Employee up to and including the date of such Failure to Renew by Employer, an amount equal to Employee's then current monthly base salary multiplied by eighteen (18) in a lump sum and any unpaid vacation pay earned by him up to and including the date of such Termination by Employer. Also for an eighteen (18) month period from the effective date of termination by Employer, Employer shall continue to make the employer contributions necessary to maintain the Employee's coverage pursuant to all benefit plans provided to the Employee by the Employer immediately prior to such Failure to Renew by Employer, and Employer shall deduct from any payments payable to the Employee pursuant to this Section the amount of any employee contributions necessary to maintain such coverage, and Employee shall continue to be bound by the provisions of Sections 8 and 9 hereof, and all unvested stock options shall become fully vested and shall remain exercisable for the remainder of the stated term of such stock options, regardless of whether the Employee continues to be employed by the Employer.

         4. The first paragraph of Section 7g. of the Employment Agreement is amended to read in its entirety as follows:



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                           g. Change in Control. In the event there is a "Change
                  in Control" of the ownership of the Employer, and the Employee's employment with the Employer is terminated as a result of such Change in Control, or if the Employee resigns within ninety (90) days following a Change in Control, in either case the Employee shall be entitled to receive as a severance payment following such termination or resignation an amount equal to Employee's base monthly compensation (not including incentive compensation) at the time of termination or resignation multiplied by eighteen (18), payable in a lump sum. In addition, any earned but unpaid base salary, incentive compensation and any unpaid vacation pay earned by him up to and including the date of such termination as a result of Change in Control or resignation will be paid. Also, for the eighteen (18) month period following the termination or resignation date, the Employee will continue to receive the Employer contributions necessary to maintain the Employee's coverage pursuant to all benefit plans provided to the Employee by the Employer immediately prior to such termination as a result of Change in Control or resignation. Employer shall deduct from any payments payable to the Employee pursuant to this Section the amount of any employee contributions necessary to maintain such coverage. Further, any stock options granted to the Employee will be fully vested upon a Change in Control, whether or not the Employee is terminated or resigns, notwithstanding any previously stated vesting restrictions, and shall remain exercisable for the remainder of the stated term of such stock options, regardless of whether the Employee continues to be employed by the Employer. In the event of the termination of employment of the Employee by the Employer without "cause" or resignation as a result of or within ninety (90) days following a Change in Control, if the Employee is required, pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), to pay (through withholding or otherwise) an excise tax on "excess parachute payments" (as defined in Section 280G of the Code), the Employer shall pay the Employee the amount necessary to place the Employee in the same after-tax financial position that he would have been in if he had not incurred any excise tax liability under Section 4999 of the Code.



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         5. In all other respects the Employment Agreement is hereby ratified and affirmed.


                                       EMPLOYER:


                                       CLINTRIALS RESEARCH INC.



                                       By:
                                           -------------------------------------
                                       Title:
                                             -----------------------------------


                                       EMPLOYEE:



                                       -----------------------------------------
                                       PAUL J. OTTAVIANO






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